Exhibit (h)(6)(ix)

SCHEDULE A

FUND LIST

Dated: January 4, 2018

Ashmore Emerging Markets Corporate Debt Fund

Ashmore Emerging Markets Local Currency Bond Fund

Ashmore Emerging Markets Short Duration Fund

Ashmore Emerging Markets Total Return Fund

Ashmore Emerging Markets Equity Fund (formerly Ashmore Emerging Markets Value Fund)

Ashmore Emerging Markets Small-Cap Equity Fund

Ashmore Emerging Markets Frontier Equity Fund

Ashmore Emerging Markets Active Equity Fund

ASHMORE FUNDS			THE NORTHERN TRUST COMPANY

By:	/s/ Kevin Hourihan	By:	/s/ Chad Hecht
Name:	Kevin Hourihan	Name:	Chad Hecht
Title:	Authorized Signer	Title:	Vice President

Schedule A to the Transfer Agency and Service Agreement